Exhibit 10.1

October 24, 2012

G. Penny McIntyre

Re: Separation Agreement and General Release

Dear Penny:

This letter when signed by you will constitute the full agreement between you and Newell Rubbermaid Inc. (the “Company”) on the terms of your separation from employment (“Agreement”). By entering into this Agreement, neither you nor the Company makes any admission of any failing or wrongdoing. Rather, the parties have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company and the separation thereof.

1. Your employment with the Company will be terminated effective November 1, 2012 (“Separation Date”), which shall be your “separation from service” date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the guidance issued thereunder by the U.S. Department of Treasury and the Internal Revenue Service (collectively, “Section 409A”).

2. In consideration of your acceptance of this Agreement, you will be entitled to the following items:

(a) The Company will, subject to the provisions of this Agreement, provide you with seventy-three (73) consecutive weeks of severance pay at your present base salary, less applicable deductions and tax withholdings. The severance pay will continue until you commence (i) other full-time employment (at least 30 hours per week); or (ii) self-employment ((i) and (ii) collectively, “Alternative Employment”) or until March 31, 2014, whichever event occurs first (the “Salary Continuation Period”). The severance pay payments will be made as provided in Section 19 of this Agreement.

(b) As of the Separation Date, you shall no longer be eligible to participate in the Company’s health and dental insurance plans as an active employee participant and your Separation Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law (commonly referred to as “COBRA”). However, as additional consideration for your acceptance of this Agreement, the Company will continue throughout the Salary Continuation Period to offer group health and dental insurance benefits to you and, if applicable, your dependents, at the same cost it charges its active employees if you elect this COBRA benefit, pay the applicable premiums in a

G. Penny McIntyre

October 24, 2012

timely manner, and remain eligible for COBRA continuation coverage. Thereafter, you will have the right to continue COBRA coverage at your own expense for the duration of the applicable COBRA period, if any. You will receive, under separate cover, information regarding your rights to such continuation coverage.

(c) Except as noted below, all non-vested stock options and all non-vested restricted stock units or other awards granted under any Newell Rubbermaid Inc. employee stock plan will be forfeited as of the Separation Date except: (i) those restricted stock unit grants awarded to you in 2010 and 2011 that would have vested between the Separation Date and February 28, 2014; and (ii) those stock options granted to you in 2010 and 2011 that would have vested between the Separation Date and February 28, 2014; all of which will vest on the original vesting dates, subject to any performance criteria. You will have from the date of vesting through June 30, 2013 to exercise those stock options granted to you in 2010 and from the date of vesting through June 30, 2014 to exercise those stock options granted to you in 2011. For any stock options held by you which were vested prior to the Separation Date, you shall have until January 31, 2013 to exercise such options.

(d) Except as provided above, all other non-vested stock options, restricted shares or other awards granted under the 2003, 2010 or other Stock Plan will be forfeited as of the Separation Date.

(e) If applicable, you will be allowed to continue to use your Company-leased car pursuant to the terms of the leased automobile program through the Salary Continuation Period, less applicable deductions and tax withholdings. You may purchase said vehicle at any time prior thereto at the buy-out price as established by said program. If you have not been provided a Company-leased car but are instead provided with a car allowance, where applicable, you will continue to receive your car allowance through the Salary Continuation Period, less applicable deductions and tax withholdings.

(f) In lieu of Company-provided outplacement services, within thirty (30) days of your Separation Date you will be provided a stipend of Thirty Thousand Dollars ($30,000) for you to utilize for outplacement services to be paid in a lump sum, less applicable tax withholdings.

(g) Except as stated above, all other benefits, bonuses and compensation end on the Separation Date. However, this Agreement does not affect any existing vested rights that you may have in the Company’s bonus, deferred compensation, pension, retirement and/or 401(k) plans as of the Separation Date. You will receive, under separate cover, information regarding your rights and options, if any, under said plans. Notwithstanding the above, and assuming you execute this Agreement and comply with Section

G. Penny McIntyre

October 24, 2012

4 through the payment date, you shall receive a 2012 management bonus, if payable to other senior executives, calculated with respect to you on the same basis as that which applies for the other senior executives in the Company, but using your base salary from January 1 through October 31, 2012, plus what your base salary would have been for November 1 through December 31, 2012 had you been employed by the Company during that period. Such bonus, if earned, will be paid in cash at the same time that active senior executives receive said bonus. Notwithstanding the above, and assuming you execute and abide by this Agreement, any non-vested SERP as of the Separation Date will become twenty percent (20%) vested, and shall be paid on a date consistent with the plan documents.

Severance pay and benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A, which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in a the imposition of additional tax under Section 409A. Each installment payment of severance pay shall be deemed to be separate payments distinct from each other and every other payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Separation Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company, unless Section 409A requires otherwise. With respect to any payment constituting nonqualified deferred compensation subject to Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance herewith (or if the payment date is unstated, in accordance with the Company’s policies and plans in effect from time to time), but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; (C) your right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit and (D) to the extent required to comply with Section 409A, your rights to reimbursements of expenses pursuant to this Agreement will expire at the end of the ten (10) years after the Separation Date. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this Agreement.

3. In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you hereby acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and

G. Penny McIntyre

October 24, 2012

unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and its and their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, waivable and/or enforceable under any local, state, federal, or foreign common law, constitution, statute or ordinance which arise from or relate to your employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties through the date you sign this Agreement. Specifically included in this release is a general release which releases the Released Parties from any claims, including without limitation claims under: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (race discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624) (age discrimination); (5) 29 U.S.C. § 206(d)(1) (equal pay); (6) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) Employee Retirement Income Security Act of 1974, as amended; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) the Family and Medical Leave Act; (13) the Genetic Information and Non-Discrimination Act; (14) the Uniform Service Employment and Reemployment Rights Act; (15) the Worker Adjustment and Retraining Notification Act; and (16) other similar federal, state and local anti-discrimination and other employment laws, including those of the State of Georgia and where applicable, any rights and claims arising under the law and regulations administered by California’s Department of Fair Employment and Housing. You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any retaliation, tort, whistle-blower, personal injury, defamation, invasion of privacy, retaliatory discharge, constructive discharge or wrongful discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory; any and all claims based on any public policy theory; any and all claims for severance pay, supplemental unemployment pay or other separation pay, including but not limited to claims under the Company’s Supplemental Unemployment Pay Plan and Excess Severance Pay Plan; any and all claims related to the Company’s use of your image, likeness or photograph; and any and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses. Nothing in this Agreement and release, however, is intended to waive your entitlement to vested benefits under any 401(k) plan or other benefit plan provided by the Company, any claim or cause of action to enforce any of your rights under this Agreement and release or any right to indemnification pursuant to the Company’s Articles of Incorporation, Bylaws or, if greater, applicable law, or any right arising under the Company’s directors’ and officers’ liability insurance policies or other insurance policies and self-insurance programs for acts or omissions during your period of employment. Finally, the above release does not waive claims that you could make, if available, for unemployment compensation, workers’ compensation or claims that cannot be released by private agreement.

G. Penny McIntyre

October 24, 2012

You further acknowledge and agree that you have not filed, assigned to others the right to file, reported or provided information to a government agency, nor are there pending, any complaints, charges or lawsuits by or on your behalf against the Company or any Released Party with any governmental agency or any court. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency, reporting or providing information to said agency, or cooperating with said agency in its investigation; however, you understand and agree that you shall not be entitled to and expressly waive any right to personally recover against any Released Party in any action brought against any Released Party by any governmental agency, you give up the opportunity to obtain compensation, damages or other forms of relief for yourself other than that provided in this Agreement, without regard as to who brought said complaint or charge and whether the compensation, damages or other relief is recovered directly or indirectly on your behalf, and you understand and agree that this Agreement shall serve as a full and complete defense by the Company and the Released Parties to any such claims.

4. Non-Competition and Non-Solicitation

(a) The Company. The Company is a global marketer and manufacturer of consumer and commercial products.

(b) Your Job Duties. You agree that your job duties during your tenure with the Company included the following: Group President – Newell Consumer; Group President – Office Products.

(c) Your Obligations. From the date hereof through October 15, 2014:

(i)	Non-Competition. You agree that you will not perform the same or substantially the same job duties on behalf of a business or organization that competes with the Company in the writing instruments business, internet postage business, or labeling technology business.

(ii)

Non-Solicitation. You agree that you will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions or those with whom you had a professional relationship with prior to you being employed by the Company, to leave their employment with the Company (this restriction is limited to employees with whom you

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October 24, 2012

have had material contact for the purpose of performing your job duties and responsibilities); (ii) customers of the Company to purchase from another person or entity products and services in the writing instruments business, internet postage business, or labeling technology business that compete with those offered and provided by the Company (“Competitive Products”) (this restriction is limited to customers with whom you have material contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company); or (iii) suppliers of the Company to supply another person or entity providing Competitive Products to the exclusion or detriment of the Company (this restriction is limited to suppliers with whom you have had material contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company.)

(d) Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this section are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(e) Injunctive Relief. You also recognize and agree that should you fail to comply with the restrictions set forth above regarding Non-Competition and/or Non-Solicitation, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary and permanent injunctive relief. In the event the enforceability of any of the covenants in this section are challenged in court by you (or any party or representative on your behalf), the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

5. You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of your employment relationship with the Company, and that, therefore, you have no right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment.

G. Penny McIntyre

October 24, 2012

6. You further understand and agree that should another Newell Rubbermaid Inc. entity offer you employment and you accept the same and commence employment within the Salary Continuation Period, the Company will discontinue the remaining severance payments and benefits without affecting the release and covenant not to sue or any other provision of this Agreement.

7. You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment containing confidential Company information and/or regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. You further agree to return to Joe Ketter any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Joe Ketter of the location of any electronic documents which are subject to a legal hold. Unless required or otherwise permitted by law, you further agree that while you are considering this Agreement and for five (5) years following your Separation Date (or in the case of Company trade secrets, for so long as the trade secret information qualifies as a trade secret under controlling law), you will not disclose to any person, firm, or corporation or use for your own benefit any information regarding the following:

Any secret or confidential information obtained or learned by you in the course of your employment with Company with regard to the operational, financial, business or other affairs of Company or its subsidiaries, divisions, or parent companies including, without limitation, proprietary trade “know how” and secrets, financial information and models, customer lists, business, marketing, sales and acquisition plans, identity and qualifications of Company’s employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes.

Notwithstanding the foregoing, you shall be permitted to disclose secret or confidential information to the extent necessary in connection with any proceeding to enforce or defend your rights under this Agreement.

8. When permitted by applicable law, you agree that in the event that you breach any of your obligations set forth in this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to Section 2 above, including but not limited to, your severance payments and equity awards which vest after the Separation Date, and to recover any of the severance payments already paid you. In addition, when allowed by applicable law, you will return any severance pay and the value of other benefits already paid to you pursuant to this Agreement prior to your proceeding with any claim in court against any of the Released Parties with respect to the claims released by you herein. Notwithstanding the forgoing, in the event of an actual or alleged breach of your obligations set forth in Section 9 of this Agreement, the Company shall first provide you written notice of such breach, and only upon your failure to cure such breach within ten (10) days of written notice the Company may

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October 24, 2012

pursue all rights and remedies against you, including those set forth in this Section 8. You further agree that the Company shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorney’s fees and costs if there is an ultimate determination by a court of competent jurisdiction that you have breached your obligations of this Agreement. You shall have no duty to mitigate damages by seeking other employment.

9. It is agreed that neither you nor the Company, nor any of its officers, directors or employees, make any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not intentionally make any disparaging statements regarding the Company or its affiliated companies and its and their employees, officers and directors, or its and their products. Nothing herein shall be deemed to prevent any company you are affiliated with from making presentations about its products and plans in the ordinary course of business.

10. Throughout the Salary Continuation Period and for a period of three (3) years thereafter, you agree, upon reasonable notice and provided such assistance does not conflict with your duties or obligations to any employer, to advise and assist the Company and its counsel in preparing such operational, financial and other reports, or other filings and documents, as the Company may reasonably request (and in this respect you shall be indemnified the same as senior executive officers of the Company with respect to claims arising from, or relating to, such reports and other filings and documents), and through the Separation Date shall otherwise cooperate with the Company and its affiliates with any request for information or any request for assistance with the transition of your matters to other Company employees. Subject to your personal and business commitments and provided such cooperation is not adverse to your legal interests, you also agree during the Salary Continuation Period and at any time in the future to assist the Company and its counsel in prosecuting or defending against any litigation, complaints or claims against or involving the Company or its affiliates of which you have knowledge. After the Separation Date, your cooperation under this Section shall not exceed five (5) full days per calendar year. The Company shall pay your necessary travel costs and expenses (including reasonable legal fees to the extent you reasonably believe that separate representation is warranted and obtain the Company’s consent in writing, which consent shall not be unreasonably withheld) in the event it requires you to assist it under this Section.

11. You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible. This Agreement shall be binding upon, and inure to the benefit of, the parties successors, assigns and heirs. If you should die while any payment or benefit is due to you hereunder, such payment or benefit shall be paid to your designated beneficiary (or if there is no designated beneficiary, to your estate). If any successor to the Company fails to assume this Agreement (either contractually or as a matter of law), the Company agrees to make appropriate arrangements before the consummation of such transaction to ensure that you receive the payments and benefits set forth herein.

G. Penny McIntyre

October 24, 2012

12. Any Employment Security Agreement or Change in Control Agreement, or other agreement, policy or practice relating to severance benefits or monies to be paid to you upon your termination from employment with the Company is expressly rendered null and void by this Agreement. The Company acknowledges that the payments made to you pursuant to this Agreement are not being made in connection with any change in control of the Company. The parties agree to use reasonable efforts to rebut any presumption that the termination of your employment was in connection with a change in control.

13. Any equity grant agreement(s) that you have previously entered into with the Company or its affiliated or related entities that by its terms, extends past your Separation Date, remains in full force and effect as modified by this Agreement. Notwithstanding the forgoing, any terms of such agreements or any other agreements or policies which relate to your obligations of non-competition and/or non-solicitation shall be rendered null and void and Section 4(c) of this Agreement shall be the only obligations of non-competition and/or non-solicitation to the Company.

14. You shall continue to be indemnified and advanced expenses with respect to claims arising from, or relating to, your services to the Company during your employment (or as otherwise required under Section 10 of this Agreement) to the maximum extent provided under the Company’s Articles of Incorporation or Bylaws or, if greater, under applicable law and on a basis no less favorable to you than the basis on which any other employee is so indemnified and advanced expenses for the same or similar claim. In addition, you shall continue to be covered under the Company’s directors’ and officers’ insurance policies with respect to claims relating to, or arising from, your services to the Company during your employment until such time that suits or claims can no longer be brought against you as a matter of law.

15. You agree to notify the Company within seventy-two (72) hours after accepting Alternative Employment.

16. You acknowledge and agree that the Company’s Supplemental Unemployment Pay Plan and Excess Severance Pay Plan do not apply to the severance pay payable to you pursuant to this Agreement, and that you will not receive payments under those plans.

17. You acknowledge and agree that the releases set forth above are in accordance with and shall be applicable to, without limitation, any claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and that in accordance with these laws, you are hereby advised in writing to consult an attorney prior to accepting and executing this Agreement. You acknowledge that you have forty-five (45) days from your receipt of this letter to consider whether you accept the terms of this Agreement. You may accept and execute this Agreement within those forty-five (45) days. You agree that if you elect to sign this Agreement before the end of this forty-five (45) day period, it is because you freely chose to do so after carefully considering its terms.

G. Penny McIntyre

October 24, 2012

18. Pursuant to federal law, you are being provided with information regarding the class, unit or groups of individuals covered by the exit incentive or other employment termination program and offered a package in consideration of signing a waiver as of the date of this letter; the eligibility factors for such program, if any; the time limits applicable to such program; the job titles and ages of all individuals eligible or selected for the termination program; and the ages of the individuals in the same job classification or organizational unit who are not eligible or selected for the termination program. This information is located in Exhibit A, which is attached hereto and incorporated herein. Exhibit A identifies the applicable decisional unit, eligibility factors, and selection criteria considered in connection with this program and also includes a list of individuals by job title and age in two groups: (i) individuals selected for participation in the program; and (ii) individuals not selected for participation in the program. If you believe that the information in Exhibit A is not complete, if you would like additional information, or if you have other questions regarding Exhibit A, please let me know.

19. Severance pay under Section 2(a) of this Agreement shall be composed of two parts namely, (1) Basic Severance Pay, and (2) Additional Severance Pay.

“Basic Severance Pay” means an amount equal to the lesser of the following (i) or (ii):

(i)	two (2) times the lesser of the following (A) or (B):

(A)	your annualized compensation based upon your base salary for the 2011 calendar taxable year, minus the Company’s contributions, if any, for COBRA under Section 2(b) hereof; or

(B)	the maximum amount that may be taken into account under a tax-qualified retirement plan pursuant to Code Section 401(a)(17) for 2012 (i.e., $250,000) minus the Company’s contributions, if any, for COBRA under Section 2(b) hereof; or

(ii)	the amount of severance pay under Section 2(a) hereof, minus the Company’s contributions, if any, for COBRA under Section 2(b) hereof.

“Additional Severance Pay” means the amount of severance pay payable under Section 2(a) of this Agreement minus the Basic Severance Pay.

For purposes of this Agreement, each installment payment shall be treated as a separate payment for purposes of Section 409A.

The Basic Severance Pay portion of severance pay under Section 2(a) hereof will be paid by the Company to you in installments beginning within sixty (60) days after the Separation Date; provided that you have returned a signed copy of this Agreement and the release to the Company before the end of such sixty- (60-) day period and have not revoked such Agreement

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October 24, 2012

and release within such sixty- (60-) day period; and provided further that if such sixty- (60-) day period begins in one (1) calendar year and ends in a second (2nd) calendar year, in accordance with Section 409A, payment shall always be made in the second (2nd) calendar year. To the extent that, as a result of the timing of your return of a signed copy of this Agreement and release to the Company, any payroll date following the Separation Date has elapsed without a payment being made, the missed installment payment(s) shall be made together with the first permitted installment payment of Basic Severance Pay hereunder (without interest), and any coverage under COBRA shall be made retroactive to the Separation Date or such other date, as applicable. If you commence Alternative Employment prior to February 28, 2014, you will receive fifty percent (50%) of the unpaid Basic Severance Pay, with the unpaid amount determined as if you had not commenced Alternative Employment, within thirty (30) days after you commence Alternative Employment.

The Additional Severance Pay portion of severance pay under Section 2(a) of this Agreement will be paid in a lump sum between January 1 and March 15, 2013; provided that you have returned a signed copy of this Agreement and the release to the Company before the end of the sixty- (60-) day period following the Separation Date and have not revoked such Agreement and release. In addition, if you commence Alternative Employment prior to the payment of the Additional Severance Pay, you will receive fifty percent (50%) of the Additional Severance Pay (determined as if you had not commenced Alternative Employment), within thirty (30) days after you commence Alternative Employment but in all events no later than March 15, 2013.

20. Nothing contained in this Agreement shall restrict the Company’s ability to seek recoupment of any form of compensation (except that set forth in Section 2(a)) paid to you prior to or after the Separation Date pursuant to the Newell Rubbermaid Inc. Policy Regarding Executive Incentive Compensation Recoupment, or any such successor policy (the “Recoupment Policy”), and you hereby expressly agree to be subject to the Recoupment Policy notwithstanding your termination of employment; provided that the Recoupment Policy shall be applied to you in the same manner as it is applied to the senior executives of the Company including the compensation subject to such recoupment.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Agreement shall be effective the day after the seven-day revocation period has elapsed (“Effective Date”); provided that the Company shall not be entitled to revoke its consent to this Agreement unless you revoke your acceptance in accordance with this Section.

Sincerely,

/s/ James M. Sweet

James M. Sweet

Executive Vice President and

Chief Human Relations Officer

G. Penny McIntyre

October 24, 2012

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least forty-five (45) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated: October 24, 2012	Name:	/s/ G. Penny McIntyre
G. Penny McIntyre

G. Penny McIntyre

October 24, 2012

EXHIBIT A TO

AGREEMENT AND GENERAL RELEASE

The decisional unit is comprised of all positions comprising the Executive Leadership Team Reporting to the Chief Executive Officer with the exception of the following roles: Chief Legal Officer (General Counsel), Chief Human Resources Officer, Chief Information Officer, Chief Financial Officer and the Chief Design and R&D Officer. All persons included in the program and offered consideration in exchange for signing a release agreement have been selected based on the following selection/eligibility criteria: skills, abilities, qualifications, experience, overall job performance, seniority, years of service and business needs of the Company.

All such individuals are being offered consideration under a release agreement and must sign the agreement and return it to the Company.

The job titles and ages of all individuals eligible and selected or not selected for the termination program are the following:

Job Title	Age	Selected for Program	Not Selected for Program
SVP, Chief Customer Development Officer	51	X
President – Newell Professional Group	52		X
President – Newell Consumer Group	51	X
SVP, Chief Marketing Officer	51	X